Exhibit (e)(2)

DISTRIBUTION AGREEMENT

AGREEMENT made this 31st day of May, 2012 between TRUST FOR CREDIT UNIONS, a Massachusetts business trust (the “Fund”), and CALLAHAN FINANCIAL SERVICES, INC., a Delaware corporation (the “Distributor”).

W I T N E S S E T H:

WHEREAS, the Fund is engaged in business as an open-end, diversified management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund is authorized to issue units of beneficial interest (“shares”) in separate series and classes, with each such series and any class or classes within such series representing the interests in a separate portfolio of securities and other assets; and

WHEREAS, the Fund at present offers shares of one class (“TCU Shares”) in the Money Market Portfolio, the Ultra Short Duration Government Portfolio and the Short Duration Portfolio (the “Current Portfolios”); and

WHEREAS, the Fund desires to retain the Distributor to act as distributor to provide for the sale and distribution of (a) TCU Shares of the Current Portfolios and all other portfolios subsequently established by the Fund (such portfolios together with the Current Portfolios being hereafter referred to as the “Portfolios”) and (b) shares of each new class of the Portfolios established in the future (such new classes of shares together with the TCU Shares being hereafter referred to as the “Shares”), and the Distributor is willing to so render such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. Appointment of Distributor. The Fund hereby appoints the Distributor as distributor of the Shares of each of the Portfolios on the terms and for the periods set forth in this Agreement. The Distributor hereby accepts such appointment and agrees to render the services and perform the duties set forth in this paragraph 1 and in paragraphs 2 and 4.

2. Duties as Distributor. The following provisions shall apply to the Distributor’s obligations as distributor under this Agreement:

(a) The Fund agrees to sell Shares of each of the Portfolios through the Distributor, as agent, from time to time during the term of this Agreement upon the terms and at the current offering price described in the Fund’s then current prospectus(es) and Statement(s) of Additional Information as amended from time to time (collectively, the “Prospectus”). Such sales may, however, be suspended whenever in the judgment of the Fund it is in its best interests to do so;

(b) The Distributor will arrange for the receipt of orders for the purchase of Shares of each Portfolio and will (and shall have the authority to) arrange for the receipt and acceptance or rejection of such orders on behalf of the Fund in accordance with the provisions of the Prospectus;

(c) The Distributor shall not be obligated to sell any certain number of Shares of any Portfolio;

(d) In performing its duties hereunder, the Distributor shall act in conformity with the Fund’s Second Amended and Restated Declaration of Trust dated August 19, 2011 as amended from time to time (the “Trust Agreement”), the Fund’s Amended and Restated By-Laws dated August 19, 2011 as amended from time to time (the “By-Laws”), the Prospectus and the Fund’s Registration Statement on Form N-1A with respect to the Portfolios as amended from time to time (the “Registration Statement”) and with the instructions and directions of the Trustees of the Fund, and will use its best efforts to comply with and conform to the requirements of the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Investment Advisers Act of 1940, as amended, the Financial Industry Regulatory Authority, Inc., and all other applicable federal and state laws, regulations and rulings; and

(e) The services of the Distributor hereunder are not deemed exclusive and the Distributor shall be free to render similar services to others so long as the Distributor’s services hereunder are not impaired thereby.

3. Distribution Costs. During the term of this Agreement, the Distributor will pay the following costs:

(a) Costs of all sales presentations, mailings, advertising and any other distribution efforts by the Distributor with respect to the Shares of each of the Portfolios; and

(b) Compensation of any personnel of the Distributor for activities in connection with the distribution or sale of the Shares of each of the Portfolios; and

(c) Any payments made in accordance with any plan adopted pursuant to Rule 12b-1 under the 1940 Act (“12b-1 Plan”).

4. 12b-1 Plans.

(a) The Fund may from time to time adopt one or more 12b-1 Plans with respect to one or more classes of Shares of the Portfolios. The Fund shall pay the Distributor as distributor of such class or classes of Shares the compensation pursuant to the 12b-1 Plans as shall be set forth from time to time in the Prospectus and provided for under the applicable 12b-1 Plan.

(b) The Distributor shall prepare reports for the Board of Trustees of the Trust as from time to time shall be reasonably requested by the Board regarding the use of 12b-1 Plan payments received by the Distributor, if any.

(c) The Distributor is authorized to enter into written agreements with broker/dealers and other financial institutions, under such conditions and based on such form(s) of selling agreements as may be approved by the Board of Trustees from time to time. In entering into and performing such agreements, the Distributor shall act as principal and not as agent for the Fund or any Portfolio. Upon the failure of any broker/dealer or other financial institution to pay for any order for the purchase of Shares in accordance with the terms of the Prospectus, the Fund shall have the right to cancel the sale of such Shares and thereupon the Distributor shall be responsible for any loss sustained as a result thereof.

5. Duration and Termination. This Agreement shall continue, unless sooner terminated as provided herein, until March 31, 2013 and thereafter shall continue automatically for periods of one year so long as each such continuance is approved at least annually (a) by the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Fund or by a vote of a majority of the outstanding Shares (as defined with respect to voting securities in the 1940 Act) representing the interests in each Portfolio affected thereby; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, on

60 days’ written notice to the Distributor or by the Distributor at any time, without the payment of any penalty, on 60 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

6. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved by vote of a majority of those Trustees of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment. Any amendment to this Agreement shall only be by written instrument which shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

7. Indemnification.

(a) The Distributor shall not be liable for any error in judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b) The Fund hereby agrees to indemnify and hold harmless the Distributor, its officers, directors and employees and each person who controls the Distributor (collectively, the “Indemnified Parties”) against any and all losses, claims, damages or liabilities, joint or several, to which any such Indemnified Party may become subject under the 1933 Act, the Securities Exchange Act of 1934 (as amended), the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i) any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in (x) the Prospectus, or the Registration Statement, (y) any advertisements or sales literature authorized by the Fund for use in the offer and sale of Shares of any Portfolio, or (z) any application or other document filed in connection with the qualification of the Fund or Shares of any Portfolio under the Blue Sky or securities laws of any jurisdiction, except insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Distributor pertaining to or originating with the Distributor for use in connection with any document referred to in clauses (x), (y) or (z) , or

(ii) subject to clause (i) above, the Distributor acting hereunder; and the Fund will reimburse each Indemnified Party for any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action.

(c) If the indemnification provided for in paragraph 7(b) is available in accordance with the terms of such paragraph but is for any reason held by a court to be unavailable from the Fund, then the Fund shall contribute to the aggregate amount paid or payable by the Fund and the Indemnified Parties as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Fund and the Indemnified Parties in connection with the operations of the Fund, (ii) the relative fault of the Fund and such Indemnified Parties, and (iii) any other relevant equitable considerations. The Fund and the Distributor agree that it would not be just and equitable if contribution pursuant to this subparagraph (c) were determined solely by pro rata allocation or any other method of allocation which does not take into account the equitable considerations referred to above in this subparagraph (c). The aggregate amount paid or payable as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subparagraph (c) shall be deemed to include any legal or other expenses incurred by the Fund and Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

(d) It is understood, however, that nothing in this paragraph 7 shall protect any Indemnified Party against, or entitle any Indemnified Party to indemnification against, or contribution with respect to, any liability to the Fund or its Shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties, under this Agreement, or otherwise to an extent or in a manner that is inconsistent with Section 17(i) of the 1940 Act.

8. Shareholder Liability. This Agreement is executed by or on behalf of the Fund and the obligations hereunder are not binding upon any of the Trustees, officers or Shareholders of the Fund individually but are binding only upon the Fund and its assets and property.

9. Status of Distributor as Independent Contractor. The Distributor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Fund or Goldman Sachs Asset Management, L.P. (the “Adviser”), respectively, from time to time, have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

10. Notices. Without limiting the other provisions hereof, notices and other writings delivered or mailed postage prepaid to the Fund, c/o BNY Mellon Investment Servicing (US) Inc., 4400 Computer Drive, Westborough, Massachusetts 01581, Attention: Chairman, with a copy to Donald C. Shine, Nisen & Elliott, 200 West Adams Street, Suite 2500, Chicago, Illinois 60606, or to the Distributor, 1001 Connecticut Avenue, N.W., Suite 1001, Washington, D.C. 20036, Attention: President, or to such other address as the Fund or the Distributor may hereafter specify by written notice to the most recent address specified by the party to whom such notice is addressed, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of The Commonwealth of Massachusetts and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, subject to paragraph 4 hereof.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ATTEST:	TRUST FOR CREDIT UNIONS

/s/ Mary Jo Reilly	By	/s/ Charles W. Filson
Mary Jo Reilly		Charles W. Filson
Secretary		President

ATTEST:	CALLAHAN FINANCIAL SERVICES, INC.

	By	/s/ Jay Johnson
Jay Johnson Executive Vice President